SERIES PORTFOLIOS TRUST

AMENDMENT TO THE
SHAREHOLDER SERVICING PLAN

On behalf of the Highmore Funds

January 18, 2018

WHEREAS: Series Portfolios Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust has adopted a Shareholder Servicing Plan (the “Plan”) on behalf of the Institutional Class and Adviser Class for the Highmore Managed Volatility Fund (the “Managed Volatility Fund”) and the Board of Trustees (the “Board”); and

WHERAS, the Trust desires to adopt the Plan on behalf of the Institutional Class and Adviser Class for the Highmore Sustainable All-Cap Equity Fund (the “All-Cap Equity Fund” and, together with the Managed Volatility Fund, the “Funds”) and the Board has determined there is a reasonable likelihood that adoption of the Plan will benefit each class of the All-Cap Equity Fund listed in Schedule A and its shareholders;

NOW THEREFORE, the Trust hereby adopts this Amendment to the Plan, on behalf of each class of the All-Cap Equity Fund, to add the All-Cap Equity Fund to Appendix A (as shown below) pursuant to the terms and conditions of the Plan.

SCHEDULE A
SHAREHOLDER SERVICING PLAN

Series of Series Portfolios Trust	Maximum Shareholder Servicing Fee
Highmore Managed Volatility Fund
Institutional Class	0.10% of average daily net assets
Advisor Class	0.10% of average daily net assets

Highmore Sustainable All-Cap Equity Fund
Institutional Class	0.10% of average daily net assets
Advisor Class	0.10% of average daily net assets